Blake, Cassels & Graydon LLP
Barristers & Solicitors
Patent & Trade-mark Agents
595 Burrard Street, P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3 Canada
Tel: 604-631-3300 Fax: 604-631-3309

March 16, 2016

SciVac Therapeutics Inc.

Gad Feinstein Road

P.O. Box 580

Rehovot, 7610303

Israel

Dear Sirs/Mesdames:

Re: SciVac Therapeutics Inc. (“SciVac”) Form F-4

We have acted as Canadian tax counsel to SciVac in connection with the proposed merger (the “Merger”) between Seniccav Acquisition Corporation (the “Merger Sub”), a wholly-owned subsidiary of SciVac, and VBI Vaccines Inc. (“VBI”) pursuant to an Agreement and Plan of Merger between SciVac, Merger Sub, and VBI dated October 26, 2015, as amended by that certain First Amendment to Merger Agreement and Plan of Merger, dated as of December 17, 2015 (the “Merger Agreement”), with VBI surviving as a wholly-owned subsidiary of SciVac. Pursuant to the Agreement, the shareholders of VBI will receive common shares of SciVac (the “Common Shares”).

We provided this opinion in connection with the registration of the Common Shares under the Form F-4 filed on March 16, 2016 (the “Registration Statement”) with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”). We have participated in the preparation of the discussion set forth in the caption “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer” in the Registration Statement.

For purposes of this opinion, we have examined and relied upon the Merger Agreement and the representations made to us by SciVac and VBI in their respective letters to us. In addition, we have examined, and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing.

MONTREAL	OTTAWA	TORONTO	CALGARY	VANCOUVER	NEW YORK	LONDON	BAHRAIN	AL-KHOBAR*	BEIJING	SHANGHAI*
•Associated Office								Blake, Cassels & Graydon LLP │ blakes.com

For the purposes of this opinion we have assumed that (i) the Merger will be completed in the manner described in the Merger Agreement, (ii) the Merger Agreement will not be further amended or otherwise modified prior to and including the Effective Time (as defined in the Merger Agreement), and (iii) the representations made to us by SciVac and VBI in their respective letters to us dated as of the date of this opinion letter and delivered to us for purposes of our opinion are, and the Effective Time of the Merger, will be, complete and accurate without regard to any knowledge qualifications that may be set forth therein. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, and that VBI, SciVac, Merger Sub and their respective subsidiaries will report and treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the assumptions described above are untrue for any reason, or if the Merger is consummated other than in accordance with the terms and conditions set forth in the Merger Agreement, our opinion as expressed below may be adversely affected.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we hereby confirm to you that the statements under the caption “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the anticipated material Canadian federal income tax consequences of the Merger and Canadian Offer (as defined in the Proxy Statement/Prospectus included in the Registration Statement) of VBI common stock.

Our opinion herein is based upon the current provisions of the Income Tax Act (Canada) as at the date hereof, the regulations thereunder, all specific proposed amendments publically announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and our understanding of the current administrative and assessing practices of the Canada Revenue Agency. Our opinion does not otherwise anticipate or take into account any changes in law or such administrative policies and assessing practices whether by legislative, governmental or other action, nor do they take into account provincial, territorial or foreign tax legislation or considerations.

We express our opinion herein only as to those matters of Canadian federal income tax specifically set forth under the caption “Material Canadian Federal Income Tax Consequences of the Merger and the Canadian Offer” in the Registration Statement and no opinion should be inferred as to the tax consequences of the Agreement under any provincial, state, local or foreign law, or with respect to any other areas of Canadian federal taxation.

MONTREAL	OTTAWA	TORONTO	CALGARY	VANCOUVER	NEW YORK	LONDON	BAHRAIN	AL-KHOBAR*	BEIJING	SHANGHAI*
•Associated Office								Blake, Cassels & Graydon LLP │ blakes.com

The opinion expressed herein is as of the date hereof. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressed stated herein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our express prior written authorization. In giving this consent, we do not thereby admit that we are included in the category of person whose consent is required by the Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

MONTREAL	OTTAWA	TORONTO	CALGARY	VANCOUVER	NEW YORK	LONDON	BAHRAIN	AL-KHOBAR*	BEIJING	SHANGHAI*
•Associated Office								Blake, Cassels & Graydon LLP │ blakes.com